EXHIBIT 10.1

INTELLECTUAL PROPERTY
LICENSE AGREEMENT

This INTELLECTUAL PROPERTY LICENSE AGREEMENT (this "Agreement"), made and entered into this 12th day of May, 2013 (the "Effective Date"), by and between Innovative Product Consulting, Inc. ("Licensor"), and Nate’s Pancakes, Inc. ("Company") (each, a "Party", and collectively the "Parties"),

WITNESSETH:

WHEREAS, Licensor is the exclusive owner of all right, title and interest in and to (i) the trademark of Nate’s Pancakes (Serial Number 86096722), (ii) all rights in and to the name Nate’s Pancakes, and (iii) designs of pre-made pancake mix, and (iv) all common law and statutory rights in the foregoing (collectively, the "Property");

WHEREAS, Company desires to obtain an exclusive license to use such intellectual property and Licensor desires to grant to Company such a license under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual premises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

"Agreement" shall have the meaning set forth in the preamble.

"Effective Date" shall have the meaning set forth in the preamble.

"Intellectual Property" shall mean all intellectual property rights, including United States and foreign patents and patent applications, divisions, continuations, continuations-in-part, reissues, or extensions thereof, trade secrets, know-how and copyrights, trademarks and trademark related rights.

"Licensed Patents" shall mean (a) the patents and patent applications listed on Schedule A hereto, together with any continuations, continuations-in-part, reissues, reexaminations, and foreign counterparts thereof, and (b) any other patents or patent applications that are now owned or controlled by, or licensed to (with the right to grant sublicenses), Licensor, or that become owned or controlled by or licensed to (with the right to grant sublicenses) Licensor prior to the Expiration Event, in each case relating to the sport of tennis.

"Licensed Trademarks" shall mean (a) the trademarks and service marks set forth on Schedule B, all registrations and applications thereof, including, without limitation, the registrations and applications set forth on Schedule B, and any foreign counterparts thereof and (b) any other trademarks and service marks, domain names, trade dress, logos and other source identifiers, including registrations thereof, that are now owned or controlled by, or licensed to (with the right to grant sublicenses), Priceline, or that become owned or controlled by or licensed to (with the right to grant sublicenses) Licensor prior to the Expiration Event, in each case relating to the sport of tennis.

“Net revenue” shall mean revenues (sales), minus returns, discounts, shipping, sales taxes and allowances.

"Other Licensed Intellectual Property" shall mean all patents, know-how, trade secrets, copyrights and other intellectual property including that is now owned or controlled by, or licensed to (with the right to grant sublicenses), Licensor, or that becomes owned or controlled by or licensed to (with the right to grant sublicenses) Licensor, in each case relating to the sport of tennis.

"Party" shall have the meaning set forth in the preamble.

"Person" shall mean an individual, corporation, partnership, Limited Liability Company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, incorporated organization, governmental authority or any other form of entity.

"Term" shall have the meaning set forth in Section 12.01.

ARTICLE II

LICENSE GRANT

SECTION 2.01. Patent License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Company an exclusive license within the United States under the Licensed Patents to make, have made, offer for sale, sell, use, import and export products and services.

SECTION 2.02. Trademark License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Company a worldwide exclusive license to use the Licensed Trademarks (Registration Number: 86096722) on or in connection with goods and services related to the food service industry.

SECTION 2.03. Other Intellectual Property License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Company a worldwide exclusive license to use the Other Licensed Intellectual Property, including but not limited to the right to reproduce, distribute, offer for sale, sell, display and prepare derivative works of copyrights in the Other Licensed Intellectual Property, on or in connection with the manufacture, marketing, distribution and sale of products and services.

SECTION 2.04. Fees. Company agrees to pay required fees associated to the protection of the Intellectual Property licensed under this Agreement including, but not limited to, patent and trademark fees.

SECTION 2.05. Reservation of Rights. All rights not expressly granted to a Party hereunder shall remain the exclusive property of the other Party.

ARTICLE III

ROYALTIES

SECTION 3.01. Royalties. During the Term of this Agreement, Company shall pay Licensor a royalty equal to 7.5% of monthly Net Revenues. Such royalties shall be paid within 30 calendar days from the end of each month.

SECTION 3.02. Minimum Royalties. Beginning 12 months from the execution of this agreement, in order to maintain its exclusive license Company must pay a minimum royalty equal as follows:

Year 2: $3,500
Year 3: $4,500
Year 4: $5,500
Year 5: $6,500
Year 6: $7,500
Year 7: $8,500
Year 8: $9,500
Year 9+:12,000

If the required minimum royalty is not paid, Licensor shall have the right to terminate the exclusive nature of this Agreement.

SECTION 3.03. Product Orders. Company shall purchase the following products from Licensor in accordance with Schedule D.

SECTION 3.04. Reports and Payments. Company shall furnish to Licensor, within 30 days of the end of each a written report setting forth the monthly Net Revenues of Company during the preceding calendar month and the royalties payable to Licensor with respect thereto, which report shall be accompanied by the royalties then due.

SECTION 3.05. Overdue Payments. Unless Licensor is a member, shareholder or partner, or the equivalent, of Company then, any payments that are not timely paid as provided hereunder shall bear interest at the annual rate of the lower of ten percent (10%) or the maximum rate allowed by law, accruing as of the first day such payment became overdue. Any failure of Company to make timely payment to Licensor of royalties due hereunder shall be deemed to constitute a breach of this Agreement.

SECTION 3.06. Records. Company shall maintain accurate records and books of account showing all revenue of Company in sufficient detail to enable the royalties payable by Company hereunder to be accurately determined. Unless Licensor is a member, shareholder or partner, or the equivalent, of Company then, upon reasonable notice to Company, Licensor shall have the right to conduct an audit (not more than twice per calendar year), either itself or through an independent accounting firm, of any royalties payable hereunder at any time up to three (3) years after payment of such royalties, and to examine the records and books of account of Company in connection therewith to verify the accuracy of reports and payments required to be delivered to Licensor hereunder. Licensor shall bear the full cost and expense of such audit, unless a discrepancy in excess of twenty percent (20%) in favor of Licensor is discovered, in which event Company shall bear the full cost and expense of such audit. Regardless of the amount of discrepancy, all discrepancies shall be immediately due and payable. Any discrepancy due shall bear interest at the annual rate of the lower of ten percent (10%) or the maximum rate allowed by law, accruing as of the first day such payment became overdue.

ARTICLE IV

OWNERSHIP OF TRADEMARKS AND JOINT INTELLECTUAL PROPERTY

SECTION 4.01. Ownership. Company acknowledges that Licensor owns all right, title and interest in and to the Licensed Patents, Licensed Trademarks and Other Licensed Intellectual Property. Company shall not take any action that is inconsistent with the ownership of the Licensed Trademarks by Licensor. Company agrees that nothing in this Agreement, and no use of the Licensed Trademarks by Company pursuant to this Agreement, shall vest in Company, or shall be construed to vest in Company, any right of ownership in or to the Licensed Trademarks other than the right to use the Licensed Trademarks in accordance with this Agreement.

SECTION 4.02. Goodwill. All goodwill and improved reputation in respect of the Licensed Trademarks generated by Company's use of the Licensed Trademarks shall inure to the benefit of Licensor. Company shall not by any act or omission use the Licensed Trademarks in any manner that tarnishes, degrades, disparages or reflects adversely on Licensor or its business or reputation. Nothing in this Agreement shall be deemed to (a) give Licensor any right, title or interest in or to Company's trade names, trademarks, or service marks with which Company uses the Licensed Trademarks, (b) give Company any right, title or interest in or to Licensor's trade names, trademarks, or service marks with which Licensor uses the Licensed Trademarks, or (c) give either Party the right to use any trademarks or service marks of the other Party other than the Licensed Trademarks.

ARTICLE V

MAINTENANCE OF SERVICE STANDARDS AND INSPECTION

SECTION 5.01. Service Standards. In order to preserve the inherent value of the Licensed Trademarks, Company shall ensure that all services and product provided by Company under the Licensed Trademarks shall be of the highest possible quality. Company shall use and display the Licensed Trademarks only in such form and manner as shall be approved by Licensor, which approval shall not be unreasonably withheld or delayed.

SECTION 5.02. Exact Usage. Company shall not use any Licensed Trademark without the prior written approval of Licensor, which approval shall not be unreasonably withheld or delayed.

SECTION 5.03. Legal Compliance. Company agrees that the business operated by it in connection with the Licensed Trademarks shall, in all material respects, comply with all laws, rules, regulations and requirements of any governmental body as may be applicable to the operation, advertising and promotion of such business.

SECTION 5.04. Right to Inspect. Unless Licensor is a member, shareholder or partner, or the equivalent, of Company then, Licensor shall have the right to inspect, upon reasonable notice and during normal business hours, the premises of Company to the extent reasonably necessary in order to ensure that the quality of goods and services distributed, marketed, or sold under the Licensed Trademarks meet the Service Standards, and solely to the extent that such inspection cannot reasonably be made using information or materials publicly available. Should Licensor notify Company that any of its business activities do not comply with the Service Standards, Company shall promptly make commercially reasonable efforts to correct such defects.

ARTICLE VI

ADVERTISING AND PROMOTIONAL MATERIALS

SECTION 6.01. Advertising and Promotional Materials. Company shall submit all sales, promotional and advertising materials to be used by Company in connection with products or services bearing Licensed Trademarks, including, but not limited to, web site content (including web site advertising), newspaper, and radio and television advertising, to Licensor for prior approval thereof, which approval shall not be unreasonably withheld. In the event Licensor's approval or rejection of such sales, promotional, or advertising materials is not received by Company within fifteen (15) days of submission of such materials to Licensor for approval, such materials shall be deemed approved by Licensor; provided, however, that Licensor may, at its discretion and upon written notice to Company, terminate this provision pursuant to which such materials are deemed approved if approval or rejection is not received by Company within fifteen (15) days of submission.

SECTION 6.02. No Other Control. The submission of sales, advertising and promotional materials to Licensor for approval thereof under the terms of Section 6.01 shall be solely for the purpose of ensuring compliance with the standards, and Licensor shall have no right with respect to approval of pricing, selection of specific products and services, or any other aspect of the business of Company.

ARTICLE VII

PROTECTION OF LICENSED INTELLECTUAL PROPERTY

SECTION 7.01. Notification of Infringement. Each Party shall immediately notify the other Party and provide to the other Party all relevant background facts upon becoming aware of (i) any registrations of, or applications for registration of, marks that do or may conflict with any Licensed Trademark, and (ii) any infringement, misappropriation, imitation, dilution, illegal use or misuse of the Licensed Trademarks, Licensed Patents, and Other Licensed Intellectual Property.

SECTION 7.02. Action Against Infringer. Licensor shall have the first right, but not the obligation, to take action against others in the courts, administrative agencies or otherwise, at Licensor's cost and expense, to prevent or terminate infringement, misappropriation, imitation, illegal use or misuse of the Licensed Trademarks, Licensed Patents, and Other Licensed Intellectual Property, and to oppose or cancel applications or registrations of trademarks, service marks, trade dress, characters and designs that do or may conflict with any of the Licensed Trademarks. Company agrees to cooperate with Licensor in any litigation or other enforcement action that Licensor may undertake to enforce or protect the Licensed Trademarks, Licensed Patents, and Other Licensed Intellectual Property and, upon Licensor's request, to execute, file and deliver all documents and proof necessary for such purpose, including being named as a party to such litigation as required by law. All reasonable out-of-pocket expenses incurred by Company in connection therewith shall be reimbursed by Licensor. Company shall have the right to participate and be represented in any such action, suit or proceeding by its own counsel at its own expense. Company shall have no claim of any kind against Licensor based on or arising out of Licensor's handling of or decisions concerning any such action, suit, proceeding, settlement, or compromise, and Company hereby irrevocably releases Licensor from any such claim, provided, however, that Licensor shall not enter into any settlement or compromise of such action, suit or proceeding that affects or concerns the validity, enforceability, or ownership of any Licensed Trademarks, Licensed Patents, or the Other Licensed Intellectual Property without the prior written consent of Company, which consent shall not be unreasonably withheld.

SECTION 7.03. Enforcement by Company. Licensor shall promptly notify Company in the event it elects not to take action under the terms of Section 7.02. Company shall thereafter have the option to commence any such action against others in the under its own direction and control, and at its cost and expense. Licensor shall reasonably assist Company in such action if so requested, and shall be named a party to such action if requested by Company or required by law. Licensor shall have the right to participate and be represented in any such action, suit or proceeding by its own counsel at its own expense. Licensor shall have no claim of any kind against Company based on or arising out of Company's handling of or decisions concerning any such action, suit, proceeding, settlement, or compromise, and Licensor hereby irrevocably releases Company from any such claim, provided that Company shall not enter into any settlement or compromise of such action, suit or proceeding that affects or concerns the validity, enforceability (except in respect of granting immunity from suit in connection with such settlement or compromise) or ownership of any Licensed Trademarks, Licensed Patents or Other Licensed Property in the Licensor Field or the New Merchandise Field without the prior written consent of Licensor, which consent shall be at Licensor's sole discretion. Company may discontinue such action, suit or proceeding if in its sole discretion it determines that such action, suit or proceeding is not advantageous to Company.

SECTION 7.04. Withdrawal of Enforcement. If either Party brings an action under this Article VII and subsequently ceases to pursue or withdraws from such action, it shall promptly notify the other Party and the other Party may substitute itself for the withdrawing Party under the terms of this Article VII.

SECTION 7.05. Recoveries. All damages or other compensation of any kind recovered in such action, suit, or proceeding or from any settlement or compromise brought under this Article VII shall be for the benefit of the Party that brought such action, suit, or proceeding, or in the event of a withdrawal by a Party under Section 7.04 hereof, shall be apportioned between the Parties in an amount proportional to the amount paid by each such Party with respect to its costs and expenses in bringing such action, suit, or proceeding; provided, however, that to the extent that damages or compensation recovered by one Party are based on revenues or profits lost by the other Party, such other Party shall be entitled to its pro rata share of such damages or compensation.

ARTICLE VIII

MAINTENANCE OF LICENSED INTELLECTUAL PROPERTY

SECTION 8.01. Licensor to Control. Except as otherwise provided in this Article VIII, Company shall prosecute and maintain all Licensed Trademarks, Licensed Patents, and Other Licensed Intellectual Property in the name of Licensor at the cost and expense of Company. Licensor shall provide reasonable cooperation to Company in connection with such prosecution or maintenance, and shall make available to Company or its authorized attorneys, agents or representatives such of its employees as Licensor in its reasonable judgment deems necessary in order to assist Company with the prosecution or maintenance of registrations and applications.

ARTICLE IX

RESERVED

ARTICLE X

REPRESENTATIONS AND WARRANTIES

SECTION 10.01. Representations and Warranties of Licensor. Licensor represents and warrants that as of the date hereof:

(a) Organization and Authority. Licensor is a corporation duly organized, validly existing and in good standing and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Licensor is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not materially and adversely affect Licensor's assets, liabilities or results of operations or prevent or materially delay the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Licensor, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite action on its part. This Agreement has been duly executed and delivered by Licensor, and (assuming due authorization, execution and delivery by the other Person signatory hereto) this Agreement constitutes a legal, valid and binding obligation of Licensor enforceable against it in accordance with its terms.

(b) No Conflict. The execution, delivery and performance of this Agreement by Licensor do not and will not (i) violate, conflict with or result in the breach of any provision of its Certificate of Incorporation or By-laws, (ii) conflict with or violate any law, governmental regulation or governmental order applicable to Licensor or any of its assets, properties or businesses or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights pursuant to, any contract, agreement or arrangement by which Licensor is bound; except to the extent that any conflict under (ii) or (iii) above would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(c) Ownership. To the knowledge of Licensor, Licensor is either (i) the owner of the entire right, title and interest in and to the Licensed Trademarks, Licensed Patents, and Other Licensed Intellectual Property or (ii) has been granted a license thereunder and has the right to grant to Company the rights granted herein.

(d) Enforceability. To the knowledge of Licensor, the Licensed Trademarks, Licensed Patents, and Other Licensed Intellectual Property have not been adjudged invalid or unenforceable in whole or part.

(e) Actions. Except as listed on Schedule C hereto, no actions have been asserted or are pending, nor, to the knowledge of Licensor, has any such action been threatened, against Licensor either (i) challenging or seeking to deny or restrict the use by Licensor of any of the Licensed Trademarks, Licensed Patents, or Other Licensed Intellectual Property, or (ii) alleging that the use of the Licensed Trademarks, Licensed Patents, or Other Licensed Intellectual Property by Licensor does or may conflict with, misappropriate or infringe the intellectual property rights of any third party.

(f) No Infringement. To Licensor's knowledge, the use of the Licensed Trademarks, Licensed Patents, and Other Licensed Intellectual Property in connection with the business of Company as contemplated herein does not conflict with, misappropriate, or infringe the intellectual property rights of any third party.

(g) Conduct of Business. To Licensor's knowledge, the rights licensed hereunder are sufficient for Company to operate its business as currently anticipated.

(h) Exclusive Rights. To Licensor's knowledge, none of the rights licensed hereunder conflict with any license or covenant not to sue granted by Licensor to any third party.

SECTION 10.02. Representations and Warranties of Company. Company represents and warrants that as of the date hereof:

(a) Organization and Authority. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not materially and adversely affect Company's assets, liabilities or results of operations or prevent or materially delay the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Company, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite action on its part. This Agreement has been duly executed and delivered by Company, and (assuming due authorization, execution and delivery by the other Person signatory hereto) this Agreement constitutes a legal, valid and binding obligation of Company enforceable against it in accordance with its terms.

(b) No Conflict. The execution, delivery and performance of this Agreement by Company do not and will not (i) violate, conflict with or result in the breach of any provision of its Certificate of Incorporation or By-laws, (ii) conflict with or violate any law, governmental regulation or governmental order applicable to Company or any of its assets, properties or businesses or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights pursuant to, any contract, agreement or arrangement by which Licensor is bound; except to the extent that any conflict under (ii) or (iii) above would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

ARTICLE XI

INDEMNIFICATION

SECTION 11.01. Indemnification by Company. Company agrees to defend, indemnify, and hold Licensor and its Affiliates and the respective directors, officers, employees, and agents of Licensor harmless from and against any and all losses, debts, liabilities, claims, demands, causes of action and expenses (including attorney's fees and deposition and discovery expenses) arising out of or resulting from (a) the breach by Company of any of its representations, warranties, covenants and agreements contained within this Agreement, or (b) the carrying on of Company's business other than those losses that would constitute a breach of Licensor's representations and warranties set forth herein.

SECTION 11.02. Indemnification by Licensor. Licensor agrees to defend, indemnify, and hold Company and its Affiliates and the respective directors, officers, employees, and agents of Company harmless from and against any and all losses arising out of or resulting from (a) the breach by Licensor of any of its representations, warranties, covenants and agreements contained within this Agreement, (b) the carrying on of Licensor's business and (c) actions brought against Company by third parties to the extent that Licensor is indemnified by others for such third-party liabilities.

SECTION 11.03. Indemnification Process. In respect of any claim, suit or demand by any third party ("Third Party Claim") arising from or relating to unauthorized acts or breaches of the terms of this Agreement, Company and Licensor (each, an "Indemnified Party") shall give the Party hereto from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any Third Party Claim of which such Indemnified Party has knowledge concerning any losses as to which such Indemnified Party may request indemnification hereunder. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five (5) days of the receipt of such notice from the Indemnified Party; provided that if there exists or is reasonably likely to exist a conflict or interest that would make it inappropriate in the judgment of the Indemnified Party, in its sole and absolute discretion, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnified Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.

ARTICLE XII

TERM AND TERMINATION

SECTION 12.01. Term of Agreement. This license shall commence on the Effective Date of this Agreement and, unless terminated by mutual consent or pursuant to Section 12.05 below, shall continue for a period of 20 years. This Agreement may be extended for additional 10 year terms at the mutual consent of both parties.

SECTION 12.02. Buy-Out Provision. Company may purchase at any time, all of the Intellectual Property covered by this License agreement for a purchase price equal to Net Revenues for the preceding 12 calendar months but such amount shall not be less than $5,000,000.

For example, if the Net Revenues from the Intellectual Property covered by this License was $7,500,000 then the buy-out amount would be $7,500,000; however, if the Net Revenues from the Intellectual Property covered by this License was $2,500,000 then the buy-out amount would be $5,000,000

SECTION 12.03. Reserved.

SECTION 12.04. Reserved.

SECTION 12.05. Termination for Breach. In addition to any other rights of termination provided for in this Agreement, if either Party commits a material breach of any of the material provisions of this Agreement and/or the Operating Agreement, and such breach is not cured within thirty (30) days after the date on which notice of breach is sent by the non-breaching Party to the breaching Party, the breaching Party shall have the right to terminate the Agreement upon a further fifteen (15) days written notice to the breaching Party.

SECTION 12.06. Upon Termination of Trademark Licenses. Upon termination of this Agreement or the trademark licenses granted under Section 2.02, Company shall immediately cease and desist all uses of the Licensed Trademarks, and will promptly, at its option, either destroy all materials and signage bearing any Licensed Trademarks or will deliver to Licensor all such materials and signage. Company shall thereafter make no reference in its advertising or promotional materials as having been formerly associated with or licensed by Licensor. Company will not subsequently adopt or use any trademark, service mark, trade name, domain name, trade dress, logo or other source identifier which is derived from or confusingly similar to any Licensed Trademark. Licensor shall thereafter make no reference in its advertising or promotional materials as having been formerly associated with or licensed by Company. Licensor will not subsequently adopt or use any trademark, service mark, trade name, domain name, trade dress, logo or other source identifier which is derived from or confusingly similar to any trademark, service mark, domain name, trade dress, logos or other source identifier owned or controlled by Company.

SECTION 12.07. Upon Termination of Agreement. Except as provided in Section 12.09, upon termination of this Agreement (i) all licenses granted hereunder pursuant to Article 2 shall immediately terminate, and (ii) Company shall within fifteen (15) days thereafter generate a final written report of the revenues of Company through the termination date, and pay Licensor the royalties due through the termination date.

SECTION 12.08. Payment of Royalties upon Termination. Termination of this Agreement for any reason shall not affect any obligation of Company to pay Licensor any royalties accrued as of the date of termination.

SECTION 12.09. Survival. The provisions of Articles 9, 11, 12 and 13 and Section 3.05 shall survive termination of this Agreement in accordance with their terms. In the event of termination of this Agreement by Company under Section 12.05 for a breach of this Agreement by Licensor, the provisions of Section 2.01 and 2.03 shall additionally survive termination of this Agreement.

ARTICLE XIII

GENERAL

SECTION 13.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

SECTION 13.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 13.02):

(a) if to Company:

Telecopy No.:
Attention:

(b) if to Licensor:

Telecopy No.:
Attention:

SECTION 13.03. Public Announcements. Except as required by law, by governmental regulation or by the requirements of any securities exchange on which the securities of a Party hereto are listed, no Party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or otherwise communicate with any news media without the prior written consent of the other Party, and the Parties shall cooperate as to the timing and contents of any such press release or public announcement.

SECTION 13.04. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 13.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 13.06. Entire Agreement. This Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof.

SECTION 13.07. Assignment and Sublicense. This Agreement may not be assigned nor any license granted hereunder sublicensed by either Party without the express written consent of the other Party (which consent may be granted or withheld in the sole discretion of any Party), except that (i) this Agreement may be assigned, without consent, in connection with the sale of a Party's business whether such is a sale of all or substantially all of such Party's assets, a merger or a stock sale and (ii) Licensor may assign or sublicense its rights hereunder to an Affiliate thereof; provided that any such assignment shall not relieve Licensor of its obligations hereunder. This Agreement shall inure to the benefit of, and be binding upon, the successors of the Parties hereto, provided such assignment was in compliance with the terms hereof.

SECTION 13.08. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 13.09. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each of the Parties.

SECTION 13.10. Governing Law. This Agreement shall be governed by the laws of the State of California. All actions and proceedings arising out of or relating to this Agreement may be heard and determined in any state or federal court sitting in the County of Orange, and the Parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive any defense of an inconvenient forum to the maintenance of any such action or proceeding.

SECTION 13.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 13.11; provided that receipt of copies of such counterparts is confirmed.

SECTION 13.12. Specific Performance. The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

SECTION 13.13. RESERVED

SECTION 13.14. Execution of Documents. Consistent with the terms of this Agreement, each Party shall perform all lawful acts and execute such instruments as the other Party may reasonably request to confirm, evidence, maintain or protect such Party's rights to or under any of the intellectual property licensed hereunder. If a Party refuses or fails to perform such acts or execute such instruments, the other Party may do so as attorney-in-fact for such purpose.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized signatories thereunto duly authorized as of the date first above written.

Nate’s Pancakes, Inc.

By:
Name:
Title:

Innovative Products Consulting, Inc.

By:
Name:
Title:

Schedule A

None.

Schedule B

Trademark No: 86096722: Nate’s Pancakes

Domain: www.natespancakes.com

Schedule C

Schedule D